Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT
by and among
CHESAPEAKE EXPLORATION, L.L.C.
ARCADIA RESOURCES, L.P.

JAMESTOWN RESOURCES, L.L.C.

LARCHMONT RESOURCES, L.L.C.

(the “Sellers”)
and
GASTAR EXPLORATION USA, INC.

(the “Buyer”)
March 28, 2013

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 28th day of March, 2013 (the “Execution Date”), by and among CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), ARCADIA RESOURCES, L.P., an Oklahoma limited partnership (“ARLP”), JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company (“JRLLC”), and LARCHMONT RESOURCES, L.L.C., an Oklahoma limited liability company (“LRLLC” and together with CELLC, ARLP and JRLLC, each, a “Seller” and collectively the “Sellers”), and GASTAR EXPLORATION USA, INC, a Delaware corporation (“Buyer”). Buyer and Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”.
B A C K G R O U N D:
A.    The Sellers desire to sell and the Buyer desires to purchase all of the Sellers’ right, title and interest in and to the Properties (as hereinafter defined).
B.    The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.
C.    This Agreement is being executed and delivered contemporaneously with a Settlement Agreement and Release (the “Settlement Agreement”) of even date herewith by and among CELLC, Chesapeake Energy Corporation (“Chesapeake”) and Gastar Exploration Ltd., Gastar Exploration Texas, LP, and Gastar Exploration Texas, LLC (collectively the “Gastar Entities”) relating to (i) the settlement, compromise and release of, among other things, all claims and potential claims and counterclaims asserted in the legal proceedings styled Chesapeake Exploration L.L.C. Gastar Exploration Ltd., Gastar Exploration Texas, LP, and Gastar Exploration Texas, LLC and Chesapeake Energy Corp. v. Gastar Exploration Ltd., Gastar Exploration Texas, LP, and Gastar Exploration Texas, LLC (No. 4:12-cv-2922), United States District Court for the Southern District of Texas, Houston Division (the “Chesapeake Lawsuit”), and (ii) the agreement to pay CELLC and Chesapeake $10,752,861.00 (the “Settlement Price”) in exchange for (a) the sale, transfer, and conveyance to one or more of the Gastar Entities or their Affiliates of 6,781,768 shares of Gastar Exploration Ltd. common stock currently owned by Chesapeake or its subsidiaries (the “Stock Repurchase”) for a cash purchase price equal to $1.4381 per share and (b) the dismissal with prejudice the Chesapeake Lawsuit, all as set forth in more detail in the Settlement Agreement, which settlement, compromise and release and Stock Repurchase will be effective as of the Closing (as defined herein) or as otherwise provided in Section 13 hereof.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions and References.

1.1	Definitions. Except as already defined above, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

US 1801793v.3
US 1801793v.5

“AAA” means the American Arbitration Association.
“Accounting Referee” means a nationally recognized accounting firm as is mutually agreed upon by the Parties.
“Affiliate” means, with respect to any Party, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Party; provided, however, the Parties specifically acknowledge and agree that: (a) no Founder Company is an Affiliate of Chesapeake Energy Corporation or any of its subsidiaries including, without limitation, CELLC; and (b) for purposes of this Agreement no Chesapeake Oilfield Services Group member is an Affiliate of Chesapeake Energy Corporation or any of its subsidiaries including, without limitation, CELLC; provided that none of the Chesapeake Oilfield Services Group members owns any Hydrocarbon leases or mineral interests in the Target Formations.
“Aggregate Defect Threshold” has the meaning specified in Section 2.1.2.
“Agreement” has the meaning specified in the introductory paragraph and includes the Schedules and Exhibits attached hereto.
“Allocated Value” means, with respect to a Property, the portion of the Purchase Price attributable to such Property as set forth on Exhibit “A”.
“Arbitrable Dispute” means (except for: (a) disputes involving Title Defects, Environmental Defects or any cure relating thereto or involving Title Benefits each of which will be resolved as provided in Section 2.1.11, or (b) any matters to be resolved by the Accounting Referee as provided in Section 2.8) any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement, its existence or the alleged breach or termination hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“ARLP” has the meaning specified in the introductory paragraph.
“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit “B”.
“Assumed Obligations” means: (a) all claims, demands, violations, actions, assessments, penalties, fines, liabilities, costs, expenses, duties and obligations of every kind and character with respect to the Properties (other than as may be attributable to any enforcement action initiated by any Governmental Authority to the extent attributable to the time period prior to the Effective Time) or to the ownership, use, operation or other disposition thereof, in each case, arising from and after the Effective Time, including, without limitation, under the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, as well as under the terms and provisions of all Contracts constituting part of the Properties, and under any Contracts entered into by the Sellers after the Execution Date which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2; (b) all liabilities, costs, expenses, duties and obligations of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time arising out of or relating to: (i) Gas Imbalances, (ii) the payment of the balance of the Suspended Funds as provided in Section 5.9, (iii) all real estate, use, ad valorem, severance, production and personal property Taxes attributable to the Properties for calendar year 2012 and thereafter (it being acknowledged that such Taxes for calendar year 2012 are being prorated pursuant to Section 2.6(b)), but excluding, for the avoidance of doubt, any income, capital gains, franchise or similar Taxes imposed on any Seller, any of its direct or indirect owners and/or any Affiliate thereof, (iv) all liabilities, costs, expenses, duties and obligations to properly plug and abandon or re-plug or re-abandon or remove or decommission Wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Properties, and (v) all liabilities, costs, expenses, duties and obligations to restore the surface of the Real Property Interests and any other obligations relating to the failure of the Properties or the ownership or operation thereof to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time (the “Environmental Obligations”); (c) all third party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties attributable to periods from and after the Effective Time; and (d) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Real Property Interests and/or units comprising a part of the Properties insofar as the same are attributable to periods and Hydrocarbons produced from and after the Effective Time; provided that Buyer does not assume and the Assumed Obligations shall not include any liabilities, costs, expenses, duties and obligations of any Seller attributable to the Excluded Assets or the Retained Liabilities.
“Audit Firm” has the meaning specified in Section 15.21.1.

“Basket” has the meaning specified in Section 10.6.1.
“Benefit Notice” has the meaning specified in Section 2.1.10.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized by Law to close.
“Buyer” has the meaning specified in the introductory paragraph.
“Buyer Indemnified Parties” has the meaning specified in Section 10.2.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, gathering line failure, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.
“Casualty Loss” has the meaning specified in Section 2.4.
“CELLC” has the meaning specified in the introductory paragraph.
“Chesapeake” has the meaning specified in recital C of this Agreement.
“Chesapeake Lawsuit” has the meaning specified in recital C of this Agreement.
“Chesapeake Oilfield Services Group” means COS Holdings, L.L.C., an Oklahoma limited liability company and its direct and indirect subsidiaries and its and their respective successors.
“Claimant” has the meaning specified in Section 14.2.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing occurs, which will be the earlier of (i) June 7, 2013 or (ii) such other date as may be mutually agree to, in writing, by the Parties in accordance with Section 8.
“Closing Statement” has the meaning specified in Section 2.7.
“Confidentiality Agreement” means that certain confidentiality agreement dated September 19, 2012 between Chesapeake and Gastar Exploration USA, Inc.
“Consultant” has the meaning specified in Section 2.1.11.
“Contracts” has the meaning specified in the definition of Properties.
“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.
“Cooperation Agreement” means that certain Cooperation Agreement attached to this Agreement as Exhibit “E”.
“Co-Owners” has the meaning specified in Section 15.20.
“Cure Period” has the meaning specified in Section 2.1.9.
“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.
“Defect Notice” has the meaning specified in Section 2.1.
“Defect Notice Date” has the meaning specified in Section 2.1.
“Defensible Title” means title deducible of record and/or provable title evidenced by documentation that although not constituting perfect, merchantable or marketable title, can be successfully defended if challenged which, as of the Defect Notice Date: (a) (i) with respect to a Well or Real Property Interest, entitles the Sellers to receive throughout the productive life of such Well or Real Property Interest not less than the Net Revenue Interest set forth in Exhibit “A” in and to all Hydrocarbons produced and saved or sold from or allocated to such Property (except for (A) decreases in connection with any operation in which the owner of such Property may elect after the Closing to be a non-consenting co-owner, (B) decreases resulting from the establishment after the Execution Date of pools or units, and (C) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction), and (ii) with respect to a Well, obligates the Sellers to bear throughout the productive life of such Well (and the plugging, abandonment and salvage thereof) a percentage of the costs and expenses relating to the maintenance, development and operation of such Well that is not greater than the Working Interest set forth in Exhibit “A” for such Well, except increases in such Working Interest that result in at least a proportionate increase in the Net Revenue Interest for such Well; (b) with respect to a Real Property Interest, entitles the Sellers to not less than the number of Net Acres set forth in Exhibit “A”; and (c) subject to Permitted Encumbrances, is free and clear of all Liens.
“Deposit” has the meaning specified in Section 2.
“Dollar” means the United States of America dollar.
“Effective Time” means 7:00 a.m. Central Time, October 1, 2012.
“Environmental Claim” has the meaning specified in Section 3.10.2.

“Environmental Defect” means a violation of applicable Environmental Laws existing at or prior to the Effective Time on, under or with respect to a Real Property Interest that requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws.
“Environmental Law” means any Law relating to the environment, health and safety, hazardous materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, pollution, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended and any other Law the purpose of which is to conserve or protect human health, the environment, wildlife or natural resources.
“Excluded Assets” means: (a) all limited liability company, partnership, financial, tax, and legal (other than title, land and environmental records related to the Properties) records of Sellers; (b) any existing or future refund of costs, Taxes or expenses borne by Sellers, their Affiliates or any of their or their Affiliates’ predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Real Property Interests, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of Sellers or any of their Affiliates (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of Sellers or their Affiliates against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with Sellers’ or any of their Affiliates’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof (other than inventory for which a Purchase Price adjustment is made under Section 2.5(a)); (f) all of Sellers’ and their Affiliates’

proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all accounts receivable and all audit rights arising under any of the applicable contracts or otherwise with respect to the Properties with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances; (h) all Geological and Geophysical Information, and all information which the Sellers are prohibited from sharing by agreement with a third party, provided that, following the written request of the Buyer with respect to any such agreement, Sellers shall use their commercially reasonable efforts (at no cost to any Seller) to obtain the consent to share such information; (i) all mineral interests owned by the Sellers or any of their Affiliates, including, without limitation, any and all mineral interests burdened by or relating to any of the Real Property Interests; (j) all lessor royalties and overriding royalty interests owned by the Sellers or any of their Affiliates; (k) all claims of the Sellers or any of their Affiliates for refunds of or loss carry forwards with respect to (i) production, ad valorem or any other excise Taxes attributable to the Properties for any period prior to the Effective Time, (ii) income or franchise Taxes, or (iii) any Taxes attributable to the Excluded Assets; (l) all buildings, offices, improvements, appurtenances, field office, yards and other surface property interests other than the Easements, and all easements, surface leases, surface use agreements, servitudes and rights of way to the extent used in connection with any Excluded Assets or any interests pooled or unitized therewith (it being acknowledged that the Properties include certain concurrent and co-extensive rights and interests in such easements, surface leases, surface use agreements, servitudes and rights of way to the extent used in connection with the Real Property Interests, Wells or any interests pooled or unitized therewith); (m) all assets of Chesapeake Oilfield Services Group, and all non-Lease Owned equipment, including, without limitation, compressors on the wellheads of the Wells operated by CELLC or its Affiliates owned by or leased from MidCon Compression, L.L.C. or third parties (provided that the Sellers’ interest in the lease contracts will be assigned to the Buyer as part of the Properties), automation systems including meters and related telemetry, and all licensed radio frequencies and associated communications infrastructure including towers, antennas, data links and network circuits; (n) all drilling rigs and related equipment, workover rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, completing, reworking or maintaining a well, all vehicles, and all other non-Lease Owned equipment, inventory, machinery, tools and other personal property; (o) all of the Gathering Assets; (p) all “virtual courthouses” of the Sellers and their Affiliates, all of their exclusive use arrangements with title abstract facilities and all documents and instruments of Sellers and their Affiliates that may be protected by an attorney-client privilege and all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties (other than title opinions and other title records relating to the Properties); (q) all well bores located on the Properties other than the Wells, all Hydrocarbons produced from such well bores, and all salt water disposal wells, systems and related equipment and all clean water wells, systems and equipment; (r) all intervals, formations, strata and depths outside of the Target Formations; (s)

the units described in Schedule “1.1” and those portions of the oil, gas and mineral leases shown on Exhibit “A” (and the operating rights, working interests, net revenue interests, and other rights to Hydrocarbons therein) to the extent located within the boundary of such units; and (t) any Property that is excluded or reassigned to any Seller pursuant to the terms hereof.
“Execution Date” has the meaning specified in the introductory paragraph.
“Environmental Obligations” has the meaning specified in the definition of Assumed Obligations.
“Expiration Date” has the meaning specified in 15.3.
“Final Statement” has the meaning specified in Section 2.8.
“Financial Records” has the meaning specified in Section 15.21.1.
“Financial Statements” has the meaning specified in Section 15.21.1.
“Founder Company” means ARLP, JRLLC, LRLLC, Pelican Energy, L.L.C. or any other company which participates pursuant to the Founder Well Participation Program of Chesapeake Energy Corporation and each such company’s direct and indirect subsidiaries and successors.
“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.
“Gas Imbalances” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the respective Seller’s interest in the Wells or any interests pooled or unitized therewith.
“Gastar Entities” has the meaning specified in recital C of this Agreement.
“Gathering Assets” means all of the gathering lines, flow lines, gas lines, gas processing and gathering line compression facilities, processing plants, storage rights and transportation capacity (including downstream transportation capacity), tubing, pumps, motors, gauges, meters, valves, SCADA and other automation equipment and other machinery and equipment, in each case, that are not Lease Owned, including without limitation all of the rights of way, surface interests, surface lease agreements, surface use agreements, railroad crossings, easements and similar real estate interests related thereto and all contracts, Permits, pipeline and plant imbalances, and records relating to the ownership, operation or maintenance of any of the foregoing.

“Geological and Geophysical Information” means data, core and fluid samples, and other engineering, geological, and/or geophysical studies (including seismic data, studies, analyses, interpretations, and information), and other similar information and records, in each case relating to the Properties.
“Governmental Authority” means any national, state, county, municipal, local or tribal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing power or authority, including any arbitrator in any case that has or asserts jurisdiction over any of the Parties or any of their respective properties or assets.
“Hazardous Substances” means any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “oil and gas waste,” “hazardous oil and gas waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof released into the environment; or (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, NORM or radon gas.
“Hydrocarbons” means oil, condensate, gas, casinghead gas, natural gas liquids, and other liquid or gaseous hydrocarbons, or any combination thereof.
“Individual Claim” has the meaning specified in Section 10.6.1.
“Individual Defect Threshold” has the meaning specified in Section 2.1.1.
“JRLLC” has the meaning specified in the introductory paragraph.
“Knowledge” of a fact or matter means, (a) with respect to each Seller, that the officers of such Seller listed in Schedule “1.2” attached hereto, following reasonable inquiry, have no actual knowledge that the matter being represented and warranted is not true and accurate, and (b) with respect to the Buyer, that J. Russell Porter and Henry Hansen, following reasonable inquiry, have no actual knowledge that the matter being represented and warranted is not true and accurate.
“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules, regulations (including Environmental Laws) or other official acts which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease Owned” means any personal property or fixture asset in which the Sellers own an interest related to the current operation of a Well or Wells which was charged to the joint account of the Working Interest owners in such Well or Wells, excluding items considered part of overhead; provided, however, “Lease Owned” does not include any Excluded Assets.
“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such payment or interest does not reduce the Sellers’ Net Revenue Interest in a Real Property Interest or Well below that shown on Exhibit “A”.
“LRLLC” has the meaning specified in the introductory paragraph.
“Material Adverse Effect” means any result, consequence, condition or matter which (a) materially adversely affects the Properties or the operations, rights, results of operations or the value of the Properties, taken as a whole, or (b) materially impairs the ability of any Seller to own, hold, develop or operate the Properties, taken as a whole, or (c) materially impairs, prevents or materially delays a Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in tax policy or other fiscal conditions, in each case, that are not subject to the control of the relevant Seller (or any of its Affiliates), (ii) that result from any of the transactions contemplated in this Agreement or the public announcement thereof, or (iii) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other military calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks.
“Net Acres” means, as calculated separately with respect to each Real Property Interest, (a) the number of gross acres in the lands covered by such leasehold interest, multiplied by (b) the lessor’s interest in Hydrocarbons covered by such leasehold interest and attributable to the Target Formations, multiplied by (c) the applicable Seller’s undivided Working Interest in such lease, provided that if items (b) and/or (c) vary as to different areas of such lands covered by such leasehold interest, a separate calculation shall be done for each such area as if it were a separate leasehold interest.
“Net Revenue Interest” means the decimal interest in and to all production of the Hydrocarbons attributable to the Target Formations produced and saved or sold from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and/or other burdens upon, measured by, or payable out of production therefrom.
“Nonconsented Interest” has the meaning specified in Section 2.2.2.
“NORM” has the meaning specified in Section 5.11.
“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.
“Party” has the meaning specified in the introductory paragraph.
“Payout Balances” has the meaning specified in Section 3.11.
“Permits” has the meaning specified in Section 3.6.
“Permitted Encumbrances” means (a) royalties, overriding royalties and other burdens or encumbrances to the extent they do not, individually or in the aggregate, reduce the Sellers’ Net Revenue Interest or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in Sellers’ Net Revenue Interest) in any Property from that described in Exhibit “A”; (b) Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings; (c) Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business for sums not yet due or which are being contested in good faith by appropriate proceedings; (d) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, and gas, oil and liquids purchase contracts and all of the other Contracts; (e) regulatory authority of Governmental Authorities not presently violated; (f) easements, surface leases and rights, plat restrictions zoning laws, restrictive covenants and conditions, and building and other land use laws and similar encumbrances in or applicable or pertaining to the Properties for the purpose of surface operations and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, that do not materially impair the ownership, use or operation of the Properties for the purposes of Hydrocarbon development as currently used and operated; (g) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal or other governmental Hydrocarbon leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of Hydrocarbon leases or interests therein or other properties similar to the Properties (“Customary Post-Closing Consents”), (h) conventional rights of reassignment obligating any Seller to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease; (i) required non-governmental third party consents to assignments which have been obtained or waived by the appropriate parties or which are not Required Consents, and preferential rights to purchase which have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights; (j) rights of tenants-in-common in and to the Properties to the extent that the same does not materially impair the ownership, use or operation of the Properties as currently used and operated; (k) all defects or irregularities of title, if any, affecting the Properties which do not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance; provided that such defects or irregularities do not, individually or in the aggregate, reduce the Sellers’ Net Revenue Interest or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in Sellers’ Net Revenue Interest) in any Property from that described in Exhibit “A”; (l) all defects or irregularities (i) arising out of lack of corporate authorization or a variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship proceedings, (iv) that have been cured by possession under applicable statutes of limitation, (v) resulting from lack of survey or failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or (vi) to the extent affecting any depths other than the Target Formations; (m) any provision in a Lease, surface lease, easement or other surface use agreement entered into prior to the Effective Time providing a third party with rights to an overriding royalty interest or other burdens or payments triggered by the use of the relevant surface property for drilling or other purposes, provided that any such provision will not, individually or in the aggregate, reduce the Sellers’ Net Revenue Interest or increase the Sellers’ Working Interest (without at least a proportionate corresponding increase in Sellers’ Net Revenue Interest) in any Property from that described in Exhibit “A”; (n) rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn, expropriate or designate a buyer of any of the Properties.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.
“PPR” has the meaning specified in Section 2.2.

“Proceedings” means any and all investigations, inquiries, proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.
“Properties” means, as to any Seller, all of its respective right, title and interest in and to the following (excluding the Excluded Assets): (a) all Hydrocarbon leases listed on Exhibit “A” attached hereto and made a part hereof, whether producing or non-producing, and the operating rights, working interests, net revenue interests, and other rights to Hydrocarbons therein, but only to the extent such leases and related interests cover the Target Formations (the “Real Property Interests”), (b) all of the oil and gas wells listed on Exhibit “A” (the “Wells”), and all Lease Owned tangible personal property, equipment, fixtures and improvements, including all injection wells, salt water disposal facilities, flow lines, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors and other equipment, power lines, telephone and communication lines and other appurtenances owned in connection with the production, treating, storing, transportation or marketing of Hydrocarbons from the Wells, to the extent each of the foregoing is Lease Owned, (c) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to such Seller’s Real Property Interests, and all of such Seller’s interest in and to the properties covered or units created thereby which are attributable to such Seller’s Real Property Interests, (d) all presently existing and valid Hydrocarbon sales agreements, operating agreements, gathering agreements, transportation agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments, or portions thereof, insofar as the above agreements (or portions thereof) cover, are attributable to or relate to such Seller’s Real Property Interests or Wells or any interests pooled, communitized or unitized therewith including, without limitation, those contracts and agreements described on Exhibit “C” (collectively, the “Contracts”) only with respect to rights and obligations arising thereunder from and after the Effective Time, (e) all Hydrocarbons in, on, under or produced from such Seller’s Wells attributable to the Target Formations and all Hydrocarbons attributable to Target Formations in, on, under or produced from such Seller’s Real Property Interests or such lands pooled or unitized therewith, in each case, from and after the Effective Time and the proceeds thereof, (f) all easements, surface leases, surface use agreements, servitudes and rights of way to the extent used in connection with such Seller’s Real Property Interests, Wells or any interests pooled or unitized therewith (it being acknowledged that the Sellers are hereby reserving certain concurrent and co-extensive rights and interests in such easements, surface leases, surface use agreements, servitudes and rights of way to the extent used in connection with any Excluded Assets or any interests pooled or unitized therewith), (g) all rights, benefits and obligations arising from or in connection with any Gas Imbalances as of the Effective Time, and (h) all Records.
“Proportionate Share” has the meaning in Section 10.2.
“Purchase Price” has the meaning specified in Section 2.
“Real Property Interests” has the meaning specified in the definition of Properties.
“Records” means all books, files, records and data (including electronic data) in the possession of CELLC or its Affiliates to the extent related to the Properties, including but not limited to lease files, land files, well files, division order files, abstracts, title files, engineering, maintenance and/or production files, environmental and safety records, maps and accounting and Tax records; provided, however, “Records” does not include any of the Excluded Assets.
“Required Consent” means a consent by a third party that, if not obtained prior to the assignment of a Real Property Interest or Well, either (a) automatically voids or nullifies the Assignment with respect to such Property or gives the lessor the express right to void the Assignment or (b) terminates (or gives the holder thereof the express right to terminate) a Seller’s interest in the Property subject to such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.
“Respondent” has the meaning specified in Section 14.2.
“Retained Liabilities” means, with respect to a Seller, those liabilities and obligations of such Seller arising from the following: (a) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with such Seller’s failure to pay or incorrect payment of any ad valorem, property, production, severance, sales, use or similar Taxes attributable or allocable to such Seller’s interest in the Properties (excluding any sales or transfer Taxes solely resulting from the transactions contemplated herein) attributable to periods prior to the Effective Time; (b) income Taxes, franchise Taxes or similar Taxes of Sellers or any of their Affiliates; (c) all third party claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties prior to the Effective Time or with respect to any Proceedings set forth on Schedule “3.4” to the extent attributable to actions, omissions, occurrences or conditions occurring prior to the Effective Time, in each case, insofar as the claims (or portions thereof) are attributable or allocable to such Seller’s interest in the Properties; but excluding, however, the Environmental Obligations and other obligations specifically assumed by the Buyer under the definition of Assumed Obligations; and (d) all claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to such Seller’s interest in any of the Excluded Assets whether attributable to periods before or after the Effective Time.

“Seller” has the meaning specified in the introductory paragraph.
“Sellers Indemnified Parties” has the meaning specified in Section 10.3
“Settlement Agreement” has the meaning specified in recital C of this Agreement.
“Settlement Price” has the meaning specified in recital C of this Agreement.
“Special Damages” has the meaning specified in Section 15.16.
“Stock Repurchase” has the meaning specified in recital C of this Agreement.
“Suspended Funds” means funds which the Sellers are holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties.
“Target Formations” means the depths and formations underlying and located within Kingfisher and Canadian Counties, Oklahoma conveying all rights below the base of the Chester which generally include the stratigraphic equivalent depths found in the Marlin Oil Company, Morrow-1 well (API # 35-073-243300000), located in Section 15, Township 16N and Range 7W, Kingfisher County, Oklahoma, with that stratigraphic equivalent (being the base of the Chester and top of the Mississippi) found on the electric log at the measured vertical depth of 7,642 feet. The Parties recognize that the actual depths of the Target Formations will vary across the Real Property Interests.
“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees of any Governmental Authority, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.
“Termination Settlement Notice” has the meaning specified in Section 13.
“Title Benefit” has the meaning specified in Section 2.1.10.
“Title Defect” means, as to any Seller’s interest in a Well or its aggregate interest in the Real Property Interests located within a section described on Exhibit “A”, any defect or condition that causes such Seller’s title to the Target Formations of such Well or such Real Property Interests to be less than Defensible Title as of the Defect

Notice Date. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)
defects arising out of lack of corporate or other entity authorization unless the Buyer provides affirmative written evidence that the action was not authorized and results in another party’s superior claim of title;

(b)
defects based on failure to record leases issued by any state or federal Governmental Authority, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Property is located; provided that such state or federal Governmental Authority’s records reflect such issuance or assignment of such leases;

(c)
defects based on a gap in a Seller’s chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in the Defect Notice;

(d)	defects arising out of a lack of a survey, unless a survey is expressly required by applicable Laws;

(e)
defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Buyer provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title;

(f)
defects that have been cured by the passage of time, the doctrine of adverse possession, applicable Laws of limitation or prescription or such other matter that would render such defect invalid according to applicable Laws;

(g)	defects based solely on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor; and

(h)	an unsubordinated mortgage granted by the lessor or its successor of any Property that is not in default.
“Wells” has the meaning specified in the definition of Properties.
“Working Interest” means the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation (without regard to any obligation of any other Person to carry such costs).

1.2
References. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “or” is not necessarily exclusive, and the word “including” (in its various forms) means including without limitation. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2.
Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell and convey to the Buyer all of its right, title and interest in and to the Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the sale of the Properties, the Buyer will pay to the Sellers the purchase price of Seventy-Four Million Two Hundred Forty-Seven Thousand One Hundred Thirty-Nine Dollars ($74,247,139.00), adjusted as set forth herein (the “Purchase Price”). Within two (2) Business Days after the Execution Date, the Buyer will pay to CELLC for the benefit of the Sellers an earnest money deposit equal to ten percent (10%) of the unadjusted Purchase Price (the “Deposit”). At Closing, the Deposit will be applied against the Purchase Price in accordance with the provisions of this Agreement. The Purchase Price will be adjusted (without duplication) as follows:

2.1
Title and Environmental Defects. The Purchase Price will be (a) decreased for any uncured Title Defects and uncured Environmental Defects in excess of the respective Individual Defect Thresholds and the Aggregate Defect Threshold and (b) increased for Title Benefits, in each case, in accordance with this Section 2.1. The Buyer may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations (provided that the Buyer will not conduct any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of the Sellers, which consent may be granted or withheld by the Sellers in their sole discretion, provided that, if the Sellers do not consent to the conduct of a Phase II environmental investigation or examination requested by the Buyer with respect to any Property, then at the Buyer’s option such Property will not be sold by the Sellers to the Buyer at the Closing, will constitute an “Excluded Asset” for all purposes of this Agreement and the Purchase Price will be reduced by an amount equal to the Allocated Value thereof), as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether any Title Defects or Environmental Defects exist. The Buyer agrees to release, indemnify, defend and hold harmless the Sellers Indemnified Parties from and against all liabilities, damages, costs, losses and expenses arising from or related to the activities of the Buyer or its employees, agents, contractors and other representatives in connection with such examinations or investigations except to the extent caused by the gross negligence or willful misconduct of any Sellers Indemnified Party. The Buyer must deliver to the Sellers, on or before May 31, 2013 (the “Defect Notice Date”), one or more written notices specifying each defect associated with the Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with data and information reasonably necessary for the Sellers to verify the existence of the alleged Title Defect or Environmental Defect (a “Defect Notice”). Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Sellers have not been specifically notified by the Buyer by such date in accordance with the foregoing, shall be deemed to have been waived by the Buyer for all purposes. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice under this Section 2.1, the Buyer and the Sellers will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1
No single Title Defect shall be taken into account unless the value of such defect is determined to be more than Twenty-Five Thousand Dollars ($25,000.00) and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than Fifty Thousand Dollars ($50,000.00) (each, an “Individual Defect Threshold”), in which event the full amount of such defect shall be taken into account from the first dollar.

2.1.2
No adjustment will be made to the Purchase Price for either uncured Title Defects or uncured Environmental Defects except to the extent that the total of all individual adjustments for uncured Title Defects and uncured Environmental Defects that exceed the respective Individual Defect Thresholds exceed (after offsetting any Title Benefits) an amount equal to One Million Dollars ($1,000,000.00) (the “Aggregate Defect Threshold”). If the Aggregate Defect Threshold is exceeded, after offsetting Title Benefits, by the net total of asserted uncured Title Defects and uncured Environmental Defects, each of which exceeds the applicable Individual Defect Threshold, the Purchase Price will be reduced by the amount of such excess, after offsetting the amount of all Title Benefits, above the Aggregate Defect Threshold. In no event will the aggregate amount of Title Defect adjustments with respect to a Property exceed the Allocated Value of such Property. With respect to any Title Defects for which an adjustment equal to the entire Allocated Value of the affected Property, or the entire pro-rata Allocated Value of a segregated area of or entire separate legal interest included in the Property, is made to the Purchase Price hereunder, at the Sellers’ option, as a condition precedent to such adjustment, the Buyer will execute and deliver to the respective Seller(s) an assignment (in substantially the same form as the Assignment) of the Property (or segregated area thereof or interest therein) for which the entire Allocated Value has been credited to the Buyer.

2.1.3
If the adjustment to the Purchase Price is based on a Seller owning a Net Revenue Interest in a Well or Real Property Interest which is less than that shown for such Seller and Property on Exhibit “A”, then the downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value shown for such Seller and Property on Exhibit “A” by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown for such Seller and Property on Exhibit “A” less the Net Revenue Interest for such Property to which such Seller is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest shown for such Seller and Property on Exhibit “A”.

2.1.4
If the adjustment to the Purchase Price is based on a Seller owning a Working Interest in a Well that is larger than the Working Interest shown for such Seller and Property on Exhibit “A”, but without a proportionate increase in such Seller’s Net Revenue Interest for such Property, then the downward adjustment to the Purchase Price shall be calculated by determining the effective Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such effective Net Revenue Interest and the Working Interest shown for such Seller and Property on Exhibit “A” and then calculating the adjustment in the manner set forth in Section 2.1.3.

2.1.5
If the adjustment to the Purchase Price is based on a Seller owning fewer Net Acres in a Real Property Interest than those shown for such Seller and Property on Exhibit “A”, then the downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value shown for such Seller and Property on Exhibit “A” by a fraction, the numerator of which is the number of Net Acres shown for such Seller and Property on Exhibit “A” minus the actual Net Acres owned by such Seller within such Property, and the denominator of which is the number of Net Acres shown for such Seller and Property on Exhibit “A”.

2.1.6
If the adjustment to the Purchase Price is based on a Lien upon a Seller’s Real Property Interest or Well that is liquidated in amount, then the downward adjustment to the Purchase Price is the lesser of the amount necessary to remove such Lien from such Property or the Allocated Value of such Property.

2.1.7
If the adjustment to the Purchase Price is based on a liability to remediate or otherwise cure an Environmental Defect related to a Real Property Interest, then the downward adjustment to the Purchase Price is that portion of the amount necessary to remediate or otherwise cure such Environmental Defect in a manner that does not materially interfere with the use or operation of such Real Property Interest and in the most cost effective manner reasonably available and consistent with applicable Environmental Law and common and prudent industry practices for which the Buyer would be liable after Closing.

2.1.8
If the adjustment to the Purchase Price is based on an obligation, burden or liability upon a Real Property Interest or Well for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the downward adjustment to the Purchase Price is the lesser of the amount necessary to compensate the Buyer at Closing for the adverse economic effect on the affected Property or the Allocated Value of the affected Property.

2.1.9
If a Title Defect or an Environmental Defect is reasonably susceptible of being cured or remediated, then the respective Sellers will have the right to cure such defect on or before sixty (60) days after the Defect Notice Date (the “Cure Period”). Upon Sellers’ reasonable prior notice, the Buyer shall provide the Sellers, and their representatives, reasonable access to the Properties, and Records after Closing in connection with the Sellers’ efforts to cure alleged defects.

2.1.10
If a Seller determines that the ownership of any Well entitles such Seller to a larger Net Revenue Interest or a smaller Working Interest (without a proportionately smaller Net Revenue Interest) than that shown for such Seller and Well on Exhibit “A”, or that the ownership of any Real Property Interest entitles such Seller to a larger Net Revenue Interest or more Net Acres than that shown for such Seller and Real Property Interest on Exhibit “A” (each, a “Title Benefit”), then CELLC shall notify the Buyer of such Title Benefit in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each alleged increase it has discovered and a reasonable estimate of the value attributable to each (a “Benefit Notice”). CELLC shall provide to Buyer such data and information in its possession with respect to the existence of the alleged Title Benefit. The amount of each Title Benefit shall be determined in the same manner as provided in this Section 2.1 with respect to Title Defects. The Sellers shall be deemed to have conclusively waived any Title Benefit of which the Sellers fail to notify the Buyer in writing in the manner described in this Section 2.1.10. The aggregate amount of Sellers’ Title Benefits with respect to which the Sellers delivered a conforming and timely Benefit Notice shall be used (a) to reduce the aggregate amount of the Sellers’ uncured Title Defects which exceed the applicable Individual Defect Threshold and with respect to which the Buyer delivered a conforming and timely Defect Notice (but prior to applying the Aggregate Defect Threshold), by subtracting such aggregate amount of Title Benefits from such aggregate amount of remaining Title Defects and then (b) if there is any Title Benefit value remaining, as an upward adjustment to the Purchase Price to the extent and only to the extent such remaining Title Benefit value exceeds One Million Dollars ($1,000,000.00).

2.1.11
If after the Cure Period the Sellers and the Buyer are not in agreement as to whether (a) a Title Defect or an Environmental Defect asserted in a Defect Notice exists or the value thereof, (b) a Title Benefit asserted in a Benefit Notice exists or the value thereof, or (c) a Title Defect or Environmental Defect has been cured during the Cure Period, or (d) the amount of any adjustments to be made to the Purchase Price in respect of any uncured Title Defect, uncured Environmental Defect, or Title Benefit, then the Sellers and the Buyer will submit the dispute to an expert for determination as provided in this Section following written notice from one Party to the other Party on or before the date thirty (30) days after the end of the Cure Period that such Party is initiating dispute resolution in accordance with this Section, such notice to describe in reasonable detail the nature and specifics of the dispute. The disputed matter to be resolved under this Section shall be submitted to a title attorney in the state where the affected Property is located with not less than 10 years experience in oil and gas title issues and mutually selected by the Sellers and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the state where the affected Property is located mutually selected by the Sellers and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event the Sellers and the Buyer are unable to agree on any Consultant within 30 days of initiating the proceeding under this Section, the Sellers on the one hand and the Buyer on the other hand will each appoint one Consultant within 30 days thereafter and the two Consultants so appointed will appoint a third Consultant within 30 days after the second Consultant is appointed and the three Consultants so appointed will resolve such matter. If the two Consultants are unable to agree on a third Consultant within such 30 day period, then a third Consultant shall be selected by the AAA office in Houston, Texas consistent with the selection criteria set forth in this Section and with due regard given to input from the Parties and the other Consultants. Any Consultant appointed pursuant to this Agreement (1) shall not have worked as an employee of or performed other services for any Party or its Affiliates within the preceding 5 year period or have any financial interest in the dispute or (except publicly traded securities) with respect to any Party or its Affiliates and (2) shall agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Consultants in the process of resolving such dispute. For purposes of this Section only, CELLC’s Affiliates shall include the Chesapeake Oilfield Services Group. The costs and expenses of each Consultant shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the fifth (5th) Business Day after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. By the twentieth (20th) day following the submission of the matter to the Consultant(s), applying the principles set forth in this Section 2.1, the Consultant(s) shall make a determination of the matter submitted. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Sellers and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, may not hear or decide any matters except the specific title or environmental disputes presented to them and may not award damages, interest, costs or penalties to either Party.

2.1.12
If the Parties have mutually agreed upon (or the Consultant(s) shall have finally determined) the amount of any Purchase Price adjustment required to be made pursuant to the terms of this Section 2.1 in respect of a Title Benefit or in respect of an Title Defect or Environmental Defect that the Sellers have elected not to cure or that otherwise remains uncured after expiration of the Cure Period, in each case, (a) prior to the date the Closing Statement is initially delivered by the Sellers to the Buyer pursuant to Section 2.7, then such amount will be included in the Purchase Price adjustments to be made at Closing in accordance with the Closing Statement, or (b) after the foregoing date but prior to the date the Final Statement is initially delivered by the Sellers to the Buyer pursuant to Section 2.8, then such amount will be included in the Purchase Price adjustments to be made after Closing in accordance with the Final Statement, or (c) after both such dates, then such amount will be paid after the Closing in accordance with Section 2.9.

2.2
Preferential Purchase Rights; Required Consents. Within ten (10) Business Days after the Execution Date, CELLC shall use the Allocated Values to provide any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a third party a right to purchase a Real Property Interest or Well (or any part thereof) (“PPR”), in compliance with the contractual provisions applicable to such PPR requesting waivers thereof, in connection with the transactions contemplated hereby. Within ten (10) Business Days after the Execution Date, CELLC shall send letters seeking all applicable Required Consents and other consents to assignment pertaining to the Properties and the transactions contemplated hereby, excluding any Customary Post-Closing Consents. Sellers shall thereafter use their commercially reasonable efforts (at no cost to the Sellers other than the preparation of relevant notices and waivers) to ensure that all Required Consents are promptly granted, and after Closing, Buyer may provide reasonable assistance to Sellers to ensure that remaining Required Consents are promptly granted.

2.2.1
If, as of the Closing Date, a holder of a PPR has notified the Sellers that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Properties covered by that PPR, will not be sold to the Buyer (subject to the remaining provisions in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of the interest in the Properties subject to such PPR. If, as of the Closing Date, the PPR has not been exercised or waived in writing and the time for exercising such PPR has not expired, the Property covered by that PPR will be sold to the Buyer subject to any rights of the holder of the PPR and no adjustment to the Purchase Price will be made with respect thereto and, in the event the holder of any such PPR thereafter exercises such PPR, the Buyer will comply with all of the terms thereof and convey the applicable Property to the holder of the PPR or, if required by the terms of the PPR, to the Sellers for conveyance to the holder, and Buyer will receive a payment from the Sellers, as a reduction in the Purchase Price, in an amount equal to the Allocated Value of such Property (and each Party shall repay to the other Party any other amounts previously paid hereunder in respect of such Property, including the amounts of any adjustments pursuant to Sections 2.1, 2.3, 2.5 and 2.6 with respect to such Property), and the Sellers will be entitled to the proceeds paid by such holder with respect thereto; provided that each Seller shall severally as to itself, and not jointly with any other Seller, indemnify to the extent of such Seller’s pro rata share (based on its interest in the applicable Properties relative to the other Sellers’ interest therein) the Buyer against any claims or other proceedings initiated by such PPR holder against the Buyer to the extent such claims or proceedings do not relate to the Buyer’s actions with respect to the applicable Properties after the Closing. If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent and the time for granting such consent has not expired, then the Property covered by that Required Consent will not be conveyed to the Buyer at

Closing but shall still be considered part of the Properties in accordance with the provisions of Section 2.2.2, adjustments to the Purchase Price with respect to such Property will still be made pursuant to Sections 2.3, 2.5 and 2.6, with respect to such Property, and the Purchase Price will not be reduced as a result of such non-conveyance.

2.2.2
If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of the Properties covered by the PPR is not or cannot be consummated with the holder of the PPR that exercised its PPR, then the Sellers shall so notify the Buyer promptly and within ten (10) Business Days after the Buyer’s receipt of such notice, the applicable Sellers shall sell, assign and convey to the Buyer (pursuant to an Assignment) and the Buyer shall purchase and accept from such Sellers such Properties pursuant to the terms of this Agreement (including all the representations, warranties, covenants and indemnities set forth herein) and for the Allocated Value of such Properties on Exhibit “A”, subject to adjustments in accordance with Sections 2.5 and 2.6. If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a failure to obtain a Required Consent in accordance with Section 2.2.1, and if a Required Consent has been received in writing or deemed received pursuant to the terms of the underlying agreement on or before the date one (1) year after the Closing Date, the Sellers shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, the applicable Sellers shall assign and convey to the Buyer and the Buyer shall accept from such Sellers such Properties pursuant to the terms of this Agreement. As between the Buyer and the Sellers, with respect to any Property for which a Required Consent has not been obtained by the Closing, (i) the Sellers shall hold such Property as nominee for the Buyer, effective as of the Effective Time, (ii) the Buyer shall pay any costs and expenses associated with that Property, and (iii) the Sellers shall pay the Buyer any revenues received by the Sellers that are allocable to such Property from and after the Effective Time. If any Required Consent has not been received in writing or deemed received pursuant to the terms of the underlying agreement on or before the one (1) year anniversary of the Closing Date, the Sellers shall no longer hold such Property (a “Nonconsented Interest”) as nominee for the Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Nonconsented Interest (including, other than the Allocated Value, all other amounts of any adjustments pursuant to Sections 2.3, 2.5 and 2.6 with respect to such Nonconsented Interest), and such Nonconsented Interest will be deemed not to have been conveyed to the Buyer hereunder and shall be an Excluded Asset.

2.2.3	Properties excluded pursuant to this Section 2.2 will not be deemed to be affected by Title Defects or be subject to Section 2.1.

2.3
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mcf amount of the Sellers’ aggregate wellhead gas imbalances as of the Effective Time multiplied by $2.125 per mcf (upward for underage and downward for overage); and (b) the mmbtu amount of any pipeline imbalances or unsatisfied throughput obligations attributable to the Sellers or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries).

2.4
Casualty Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Properties is damaged, destroyed or taken by condemnation or eminent domain or suffers a reduction in value as a result of a Casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close and such Casualty Loss shall be treated as a Purchase Price adjustment equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss.

2.5
Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons owned by Sellers in storage above the pipeline connection at the Effective Time that is credited to the Properties in accordance with gauging and other customary industry procedures, such value to be the current market price at the Effective Time, less Taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (b) the amount of all expenditures (excluding income, capital gains, franchise or similar Taxes) incurred in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and expenses billed under applicable operating agreements and in the case of wholly owned properties where a joint operating agreement may not exist, overhead rates consistent with those charged by CELLC on other wells in the area) by or on behalf of the Sellers and attributable to the period on or after the Effective Time; and (c) any other amount agreed upon by the Buyer and the Sellers.

2.6
Certain Downward Adjustments. The Purchase Price shall be reduced by the following (without duplication): (a) the amount of any proceeds received by the Sellers from the sale of Hydrocarbons, produced from and after the Effective Time or with respect to inventory purchased by the Buyer pursuant to Section 2.5(a), from the Properties (net of (i) royalties and other burdens, (ii) marketing fees, and (iii) production, severance, sales, use and similar Taxes and assessments measured by or payable out of production; provided, that on oil the amount shall be the amount paid by the purchaser to the Sellers) actually received by the Sellers; (b) the amount equal to all unpaid ad valorem, property, production, severance and similar Taxes (excluding income, capital gains, franchise or similar Taxes) and assessments based upon or measured by the ownership of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Properties in accordance with GAAP prior to the Effective Time, which amount shall, to the extent not actually assessed or known, be computed based upon such Taxes and assessments for the immediately preceding calendar year, or, if such Taxes or assessments are assessed on other than a calendar year basis, for the tax period last ended; and (c) any other amount agreed upon by the Buyer and the Sellers.

2.7
Closing Date Estimates. On or before three (3) Business Days prior to the Closing Date, the Sellers (in consultation with the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement (except as otherwise set forth in Section 2.1.12) and showing the calculation of such adjustments. The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.8 of this Agreement.

2.8
Final Accounting. On or before thirty (30) days after the end of the Cure Period the Sellers (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 2.1.12) (the “Final Statement”). If the Buyer disputes any items in or the completeness of the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, the Buyer will deliver to the Sellers a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Sellers within that period, the Final Statement as delivered by the Sellers will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Buyer delivers a timely exception report, as soon as reasonably practicable, but in no event later than fifteen (15) days after the Sellers receive the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments to the Purchase Price. If the Parties fail to agree on the final post-Closing adjustments within thirty (30) days after the Sellers’ receipt of the Buyer’s exception report, any Party will be entitled to submit the dispute for resolution by the Accounting Referee. The costs and expenses of the Accounting Referee shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the disputes in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement and the Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator, may not hear or decide any matters except the specific Final Statement disputes presented to it and may not award damages, interest, costs or penalties to either Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of such disputes as well as all proprietary records of the Parties reviewed by the Accounting Referee in the process of resolving such dispute. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties and the aggregate amount due to either the Buyer or the Sellers pursuant to such Final Statement shall be paid in accordance with Section 2.9.

2.9
Purchase Price Proration; Payments. Each Seller shall be entitled to and shall receive its pro rata portion of the Purchase Price (and shall be allocated a pro rata portion of, and be severally liable for, adjustments required to be made to the Purchase Price and costs to be borne by the Sellers pursuant to this Section 2 or the special warranty of title in the Assignment) based on (a) its relative interests in the Properties and (b) the extent to which any Title Defects, Title Benefits or other matters (in respect of which adjustments are required to be made to the Purchase Price) affect its interests in the Properties. Each Seller’s pro rata portion of the Purchase Price as adjusted at Closing will be payable in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by each Seller to the Buyer in writing) for the account of the respective Seller. Payments to be made following the Closing under this Section 2 shall be made (i) except as otherwise set forth in Section 2.1.12, within five (5) Business Days after the final determination is made that such payments are due and payable and (ii) by wire transfer of immediately available funds (pursuant to wire transfer instructions designated in advance by the receiving Party or Parties to the paying Party or Parties in writing) for the account of the respective receiving Party or Parties.

3.
Sellers’ Representations and Warranties. CELLC with respect to the representations and warranties set forth in Sections 3.2(a), 3.6, 3.7, 3.10, 3.13 and 3.22, and each Seller, solely and severally as to itself and not jointly with any other Seller, with respect to the remaining representations and warranties set forth in this Section 3, represents and warrants to the Buyer, as of the date of this Agreement, as follows:

3.1
Organization, Good Standing, Etc. Such Seller is duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Such Seller is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business is conducted by such Seller or the character of the assets owned, leased or used by such Seller makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

3.2
Legal Requirements. (a) CELLC has all requisite power to own, lease and operate its respective interests in the Properties as now being operated by CELLC and holds all required licenses for carrying on all operations with respect to the Properties as now being carried on by CELLC, except where any such failure would not have a Material Adverse Effect, and (b) no consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of such Seller in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

3.3
No Breach. Except as disclosed in Schedule “3.3”, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the Articles of Organization or any other governing document of such Seller or any instrument, agreement, contract, commitment, license, promissory note, indenture, mortgage, deed of trust, lease or other agreement, instrument, or arrangement to which such Seller is a party or by which such Seller or its interest in any of the Properties is bound; (b) violate, conflict with or constitute a breach of any Law applicable to such Seller or by which such Seller or its interest in any of the Properties is bound; or (c) except with respect to Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting such Seller’s interest in the Properties; except where the conflict, violation, breach, default, creation, imposition, or continuation would not constitute a Material Adverse Effect.

3.4
Litigation. Except as listed in Schedule “3.4”, there is no action, suit or proceeding pending or, to such Seller’s Knowledge, threatened in writing against such Seller involving its interest in the Properties and no Proceeding, charge or audit pending or, to such Seller’s Knowledge, threatened before or by any Governmental Authority which might result in a material adverse effect on such Seller’s interest in the Properties or which questions the validity of this Agreement or any other action taken or to be taken in connection herewith or otherwise seeks to prevent the consummation of this Agreement.

3.5
Taxes. Except as disclosed in Schedule “3.5”, all Taxes and assessments based on or measured by such Seller’s ownership of property comprising its interest in the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears. All Tax returns associated with the Properties required to have been filed by such Seller have been timely filed in each jurisdiction so required. The Seller is not aware of any tax authority that is contesting or asserting

(or to Seller’s Knowledge, threatening to assert) any claim that could have a Material Adverse Effect on the Properties.

3.6
Permits. CELLC has all material licenses, orders, franchises, registrations and permits of all Governmental Authorities required to permit the operation of the Properties as presently operated by CELLC (the “Permits”) and each is in full force and effect and has been duly and validly issued. To CELLC’s Knowledge, there are no material outstanding violations of any of the Permits.

3.7
Compliance with Laws. During the period that CELLC or its Affiliates have operated any of the Properties and, to CELLC’s Knowledge, during the period any third party has operated any of the Properties, such Properties have been operated in compliance with the provisions and requirements of all applicable Laws, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.8
Contracts. Excluding joint operating agreements and Hydrocarbon leases, such Seller has listed in Schedule “3.8”: (a) all farm-in, farm-out, exploration, development, participation, joint venture, area of mutual interest, exchange, purchase and/or acquisition agreements and any other similar agreements of which any terms remain executory which materially affect any of its interest in the Properties; (b) all material Hydrocarbon purchase and/or sale contracts, oil purchase contracts, gathering contracts, transportation contracts, marketing contracts, processing contracts, disposal or injection contracts and all other similar material contracts affecting its interest in any of the Properties which are not, by the terms thereof, subject to termination (without penalty) upon ninety (90) days or less notice; (c) any Contract with any Affiliate of the Sellers that will be binding on the Buyer after the Closing Date and which cannot be terminated by the Buyer with respect to the Properties upon ninety (90) days or less notice; (d) any Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Properties will be subject after Closing; and (e) all production payments or net profits interests burdening its interest in any of the Properties. The contracts listed on Schedule “3.8” affecting its interest in the Properties are in full force and effect and such Seller is not in, and to such Seller’s Knowledge, no other party is in, default thereunder.

3.9
Planned Future Commitments. Except for the continuing operations, operations conducted or commitments made in compliance with Section 5.2, and other matters set forth in Schedule “3.9”, such Seller has not and will not become legally obligated for any future commitments requiring an expenditure by such Seller in excess of One Hundred Thousand Dollars ($100,000.00) (net to such Seller’s interest) relating to any of the Properties after the Execution Date.

3.10	Environmental and Safety Matters. Insofar as it pertains to the Properties, except as set forth in Schedule “3.10”:

3.10.1
During the period that CELLC or its Affiliates have operated any of the Properties and, to CELLC’s Knowledge, during the period any third party has operated any of the Properties, such Properties have been operated in material compliance with all applicable Environmental Laws and with all terms and conditions of all environmental Permits, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.10.2
There are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings relating to an alleged breach of Environmental Laws on or with respect to the Properties, and CELLC has not received any written notice of any environmental or health or safety claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding relating to the Properties (an “Environmental Claim”) or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental Permits, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof.

3.10.3
To CELLC’s Knowledge, no pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law is present or has been handled, managed, stored, transported, processed, treated, disposed of, discharged, released, migrated or escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim, a violation of any Environmental Law, or the imposition of a remedial or corrective action obligation pursuant to Environmental Laws.

3.11
Payout Balances and Take or Pay. The Payout Balance for each Well is properly reflected in Schedule “3.11A” as of the respective date(s) shown thereon. “Payout Balance(s)” means the status, as of the dates of the Sellers’ calculations, of the recovery by the Sellers or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the Net Revenue Interest of the Sellers therein will be reduced or the Working Interest therein will be increased when such amount has been recovered. To such Seller’s Knowledge, except as is reflected on Schedule “3.11B” as of the respective dates shown thereon, such Seller has not received any notice of deficiency payments under gas contracts for which anyone has a right to take deficiency gas from the Properties, nor has such Seller received any payments for production which are subject to refund or recoupment out of future production.

3.12	Reversionary Interests. Except as described on Exhibit “A”, the Properties are not subject to any reversionary, back-in or similar rights, the exercise of which would reduce the Sellers’ Net Revenue Interests in the Properties to less than the Net Revenue Interests set forth in Exhibit “A”.

3.13
Wells. Except as set out in Schedule “3.13”: (a) all of the Wells operated by CELLC or its Affiliates, and to CELLC’s Knowledge all other Wells, have been drilled and completed within the boundaries of the Real Property Interests or within the limits otherwise permitted by applicable Law; and (b) no Well operated by CELLC or its Affiliates, and to CELLC’s Knowledge no other Well, is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable Laws or permits or judgments, orders or decrees of any Governmental Authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time.

3.14
Authority. Such Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and other documents in connection with the transactions contemplated hereby and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to such Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.15
Broker’s or Finder’s Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

3.16
Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to such Seller’s Knowledge threatened against such Seller or any Affiliate of such Seller. Neither such Seller nor any Affiliate of such Seller is insolvent or generally not paying its debts as they become due.

3.17
Tax Partnerships. Except as set forth in Schedule “3.17”, none of the Seller’s interest in the Properties is subject to tax partnership reporting for federal income tax purposes. Each tax partnership identified in Schedule “3.17” has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisitions by Buyer of the Properties.

3.18
Preferential Rights of Purchase and Consents to Assign. Except as set forth in Schedule “3.18” and the Customary Post-Closing Consents, no interest of such Seller in a Property is subject to any preferential right of purchase, right of first refusal or other agreement which gives a third party the right to purchase any interest of such Seller in a Property (or any part thereof) or Required Consent of any third party to the sale and conveyance of such Seller’s interest in the Properties as provided for in this Agreement.

3.19
Gas Balancing. Except as set forth in Schedule “3.19”, such Seller has no obligation to deliver gas (or cash in lieu thereof) from its interest in the Properties to other owners of interest as a result of past production by such Seller or its predecessors in excess of the share to which they are entitled, nor any right to receive deliveries of gas (or cash in lieu thereof) with respect to its interest in the Properties from other owners of interest as a result of past production by such Seller or its predecessors of less than the share to which they were entitled.

3.20
Royalties. Except as set forth on Schedule “3.20”, all oil and gas production proceeds payable by such Seller to others from the Wells have been disbursed in accordance with all of the terms and conditions of the applicable lease included in the Real Property Interests, other contracts and applicable Law, or if not so disbursed, are being properly held in suspense or contested in good faith in the normal course of business.

3.21	Personal Property. To such Seller’s Knowledge, all material tangible personal property constituting part of such Seller’s Properties is in a state of repair so as to be adequate for normal operations.

3.22
Plugging and Abandonment. Except as set forth in Schedule “3.22”, there are no Wells that constitute a part of the Properties in respect of which CELLC or any of CELLC’s Affiliates has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned.

3.23
Casualty or Condemnation Loss. As of the date of this Agreement, there has been no material casualty or condemnation loss during the period beginning on the Effective Time and ending on the Execution Date with respect to the Properties.

4.	Buyer’s Representations and Warranties. The Buyer represents and warrants to each Seller that as of the date of this Agreement:

4.1
Organization and Good Standing. The Buyer is duly formed and in good standing under the laws of the State of Delaware. The Buyer has the power and authority to acquire and own the Properties and to conduct business in each state where any of the Properties are located.

4.2
Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement. Neither the certificate of incorporation nor the bylaws of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by the Buyer’s execution and consummation of this Agreement.

4.3
No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or, to the Buyer’s Knowledge, threatened, or any other restriction of any kind or character known to the Buyer, which would affect its ability to carry out the transactions contemplated by this Agreement.

4.4
Authorization. The Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5
Non-Contravention. The execution, delivery, performance and consummation by the Buyer of this Agreement and the transactions contemplated hereby do not and will not (a) violate any provision of the Articles of Organization or any other governing document of the Buyer, or (b) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Sellers incurring any loss or liability therefrom

4.6
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

4.7
Litigation, Etc. There are no actions, proceedings, or investigations pending, or to the Buyer’s Knowledge, any threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Buyer or its ability to consummate the transactions contemplated hereby.

4.8
Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement for which the Sellers will have any responsibility whatsoever.

4.9
Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the actual knowledge of the Buyer threatened against the Buyer or any Affiliate of the Buyer. Neither the Buyer nor any Affiliate of the Buyer is insolvent or generally not paying its debts as they become due.

4.10	Qualifications. As of the Closing Date, the Buyer will be qualified with all applicable Governmental Authorities to own and operate the Properties.

4.11
Funding; Investment. Buyer has or will have available (through cash on hand or existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties, and the Buyer is aware of the risks of such investments. The Buyer acknowledges that the Sellers have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement, and the Sellers shall have no liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Sellers or the Properties that is not contained in this Agreement, the Schedules attached hereto, the Assignment, and any instrument delivered pursuant to this Agreement. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Law.

5.
Covenants. Each Seller, solely and severally as to itself and not jointly with any other Seller, and the Buyer hereby covenant and agree to perform (severally and not jointly with respect to each Seller) the following:

5.1
Access to Information. Insofar as related to the Properties, each Seller will give the Buyer and the Buyer’s agents and representatives, reasonable access to all of the Records of such Seller and its Affiliates and such Seller agrees to cause its officers and employees to furnish the Buyer and the Buyer’s agents and representatives with such operating data and other information with respect to the Properties as the Buyer, its agents and representatives may from time to time reasonably request; provided, however, that any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of such Seller. A Seller shall not be required to provide any of the foregoing information to the extent that the Seller is prohibited by any Third Party agreement from sharing such information with the Buyer, and for which no consent to share such information with the Buyer is obtained following reasonable efforts to obtain (at no cost to the Seller) such consent. The Buyer shall hold all information or data provided or made available by the Sellers confidential pursuant to the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer as well as those restrictions contained in the Confidentiality Agreement shall terminate. In the event this Agreement is terminated prior to Closing, the Buyer shall return to the Sellers (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data.

5.2
Conduct of Business. From and after the Execution Date until Closing, each Seller will continue to operate the Properties in the Ordinary Course of Business. Except as provided in the Contracts, as required by Law or Permit, or as specifically contemplated by this Agreement, from and after the Execution Date until Closing, each Seller shall not:

5.2.1
Convey, encumber, abandon, relinquish or otherwise dispose of any part of such Seller’s interest in the Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the Ordinary Course of Business or in accordance with applicable PPRs.

5.2.2
Except for contracts or amendments entered into in the Ordinary Course of Business, joint operating agreements and renewals and extensions of Real Property Interests, enter into any material agreement, contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment, in each case, without first obtaining the Buyer’s consent, such consent not to be unreasonably withheld.

5.3
Consents and Operations. From and after the Execution Date, each Seller (a) will use reasonable efforts to obtain the consents or approvals that may be required of it in order to consummate the transactions contemplated by this Agreement and (b) until Closing, will not propose or agree to participate in any operation with respect to the Properties anticipated to cost in excess of One Hundred Thousand Dollars ($100,000.00) (net to such Seller’s interest) without first consulting with the Buyer (and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such operation).

5.4
Easements. From and after the Execution Date until Closing, each Seller will not amend or modify any easements, surface leases, servitudes and rights of way to the extent used in connection with such Seller’s Real Property Interests, Wells or any interests pooled or unitized therewith to increase the overriding royalty interest or other compensation to be received pursuant thereto without first obtaining the Buyer’s consent, such consent not to be unreasonably withheld.

5.5
Conditions. The Buyer and each Seller will use their respective commercially reasonable efforts to cause the conditions and agreements in Sections 6, 7 and 8 of this Agreement applicable to such Party to be satisfied and performed, whether prior to or after the Closing.

5.6
Accounting. CELLC will (without obligation to incur any third party expense) cooperate with and assist the Buyer after Closing in the transition of the joint interest billing and revenue disbursement accounting for the Properties and will take such actions as may be reasonably required with respect thereto.

5.7
Revenues Held For Benefit of the Other Party. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time (other than with respect to inventory purchased by the Buyer pursuant to Section 2.5(a)) or (b) a Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, will pay any such amounts due to such Party within thirty (30) days after receipt.

5.8
Revenues and Expenses. For all purposes including the Purchase Price adjustments under Section 2 of this Agreement, each Seller and the Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of the Properties before the Effective Time will be borne by the responsible Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of the Seller entitled thereto and all expenses incurred in the operation of the Properties from and after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and from the sale of inventory purchased by the Buyer pursuant to Section 2.5(a) will be the property of the Buyer. Ad valorem Taxes, property Taxes and other similar obligations will be prorated between each Seller and the Buyer as of the Effective Time.

5.9
Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 2.8, CELLC will deliver to the Buyer the Suspended Funds along with an “Excel” spreadsheet containing the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties; provided that, CELLC will retain all responsibility and liability for (a) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Funds accruing prior to the Effective Time and (b) penalties and interest, if any, attributable to the Suspended Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. If the Buyer determines that any such penalties or interest are due to the respective suspense account owner or any state under such statutes and CELLC fails to promptly reimburse such sums to the Buyer, then the Buyer shall return to CELLC the Suspended Funds in such account that existed as of the Effective Time, and CELLC shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspended Funds.

5.10	Limitations on Representations and Warranties.

5.10.1
EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF A SELLER IN THIS AGREEMENT AND THE SELLER’S CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2.2 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, THE BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING THOSE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR THE SELLERS’ INTERESTS THEREIN, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF THE SELLERS, AND (c) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES.

5.10.2
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF A SELLER IN THIS AGREEMENT AND THE SELLER’S CERTIFICATE DELIVERED PURSUANT TO SECTION 8.2.2 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUCH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (g) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE

RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND EACH SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SUCH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

5.10.3
EACH SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.10 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.11
NORM, WASTES AND OTHER SUBSTANCES. THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING, WITHOUT LIMITATION, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES. NOTHING CONTAINED IN THIS SECTION 5.11 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT THE BUYER’S RIGHTS TO RAISE ENVIRONMENTAL DEFECTS UNDER SECTION 2.1 OF THIS AGREEMENT.

6.
Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by the Buyer (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

6.1
No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.2
No Proceeding will have been commenced or threatened against any of the Sellers, the Buyer or any of their respective Affiliates, associates, officers or directors by any third party seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

6.3
All representations and warranties of each of the Sellers contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

6.4
Each of the Sellers will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date;

6.5	No Material Adverse Effect described in clause (a) of the definition of “Material Adverse Effect” shall have occurred since the Execution Date and be continuing as of the Closing Date;

6.6
The aggregate value of any Title Defects and Environmental Defects existing as of the Closing Date with respect to which the Buyer delivered a Defect Notice to the Sellers is less than thirty percent (30%) of the Purchase Price; and

6.7
The shares of Gastar Exploration Ltd. common stock owned by Chesapeake shall have been delivered and endorsed for transfer to the Gastar Entities pursuant to the Stock Repurchase as described in the Settlement Agreement.

7.
Sellers’ Conditions Precedent. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by such Seller (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

7.1
No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.2
No Proceeding will have been commenced or threatened against the Sellers, the Buyer or any of their respective Affiliates, associates, officers or directors by any third party seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

7.3
All representations and warranties of the Buyer contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

7.4
The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.5	The Deposit shall have been made in accordance with Section 2; and

7.6	All consideration required to be paid by the Gastar Entities under the Settlement Agreement shall have been paid to Chesapeake or its subsidiaries in accordance with the Settlement Agreement.

8.
The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of CELLC, at 6100 North Western Avenue, Oklahoma City, OK 73118, on the Closing Date. The Parties may, by mutual written consent, change the Closing Date to any other date that they may agree upon.

8.1
Buyer’s Deliveries. On the Closing Date, and subject to the simultaneous performance by the Sellers of their respective obligations under Section 8.2, the Buyer will deliver or cause to be delivered to the Sellers the following items, unless waived in writing by the Sellers:

8.1.1
Purchase Price; Settlement Price. To each Seller, such Seller’s pro rata portion of the Purchase Price as directed in writing by such Seller (as adjusted pursuant to Section 2.7 and less such Seller’s pro rata portion of the Deposit) and to Chesapeake, the Settlement Price by wire transfer of immediately available funds to an account designated by Chesapeake;

8.1.2	Officer’s Certificate. A duly executed certificate dated as of the Closing Date certifying on behalf of the Buyer that the conditions set forth in Sections 7.3 and 7.4 have been fulfilled by the Buyer or, if applicable, have been waived in writing by the Sellers;

8.1.3	Cooperation Agreement. A counterpart of the Cooperation Agreement executed by Buyer; and

8.1.4
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by any Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

8.2
Sellers’ Deliveries. On the Closing Date, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.1, the Sellers will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

8.2.1
Assignments. From each Seller, an original counterpart of an Assignment for each County in which any Real Property Interest or Well is located (including any appropriate state, federal, or Indian conveyances), executed by an authorized officer of such Seller, and covering all of such Seller’s interest in the Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.2.2
Officer’s Certificate. From each Seller, a duly executed certificate dated as of the Closing Date certifying on behalf of such Seller that the conditions set forth in Sections 6.3 and 6.4 applicable to such Seller have been fulfilled or, if applicable, have been waived in writing by the Buyer;

8.2.3	Letters in Lieu. From each Seller, letters in lieu for each purchaser of production with respect to each of the Wells;

8.2.4
Change of Operator. From CELLC, for those Properties operated by CELLC or one of its Affiliates, appropriate state or local forms required to transfer operations from CELLC or such Affiliates to the Buyer;

8.2.5	Non-Foreign Status Certificate. From each Seller, a non-foreign entity certificate, in substantially the form of the attached Exhibit “D”;

8.2.6
Liens. All required partial releases from any Person who has a Lien against any of the Properties (excluding Permitted Encumbrances and Liens for which an adjustment to the Purchase Price is made under Section 2.1);

8.2.7	Cooperation Agreement. A counterpart of the Cooperation Agreement executed by CELLC; and

8.2.8	Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3	Post-Closing Adjustments. The Buyer and the Sellers agree that the Purchase Price will be further adjusted after the Closing Date in accordance with the provisions of Section 2 of this Agreement.

8.4	Post-Closing Deliveries. CELLC shall deliver the Records to the Buyer as promptly as practicable after the Closing, but no later than thirty (30) days after the Closing Date.

8.5
Costs. The Sellers will pay their respective attorney fees and other expenses; and the Buyer will pay the Buyer’s attorney fees and other expenses including, without limitation, the recording costs for the Assignments and all taxes (including sales taxes), duties, levies or other governmental charges imposed on the transfers of the Properties pursuant to this Agreement.

8.6	Risk of Loss. As of the consummation of the Closing, beneficial ownership and the risk of loss of the Properties will pass from the Sellers to the Buyer effective from and after the Effective Time.

9.
Press Releases. Until Closing, no Party shall make any press release or other public announcements concerning this transaction, without the mutual consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall, subject to the requirements of such Laws and rules, first be followed.

10.	Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1
Assumed Obligations and Retained Liabilities. Upon the Closing, the Buyer shall assume (and, upon the delivery by Sellers to Buyer of the Assignment, Buyer shall be deemed to have assumed) all of the Assumed Obligations. The Sellers shall retain and be responsible for all of the Retained Liabilities.

10.2
Sellers’ Indemnification. Upon the Closing, each Seller solely and severally as to itself and not jointly with any other Seller, shall agree (and, upon the delivery of the Assignment to the Buyer, such Seller shall be deemed to have severally and not jointly agreed) to pay, defend, indemnify, reimburse and hold harmless to the extent of such Seller’s Proportionate Share the Buyer, its Affiliates, and its and their respective directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of such Seller set forth in this Agreement or any certificate signed and delivered by the Seller pursuant to Section 8.2.2; (b) any failure by such Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; (c) any claims for personal injury or death relating to the Properties and occurring prior to the Closing Date, except for claims in respect of which the Buyer is required to indemnify the Sellers Indemnified Parties under Section 2.1; and (d) any of such Seller’s Retained Liabilities. “Proportionate Share” means with respect to a Seller (i) one hundred percent (100%) with respect to a claim under this Section based on a breach or claim solely by or against such Seller and (ii) with respect to breaches or claims involving two or more of the Sellers, the percentage determined by dividing the amount of the Purchase Price received by such breaching Seller as set forth in the Closing Statement (as adjusted by the Final Statement) by the aggregate Purchase Price set forth in the Closing Statement received by all of the breaching Sellers (as adjusted by the Final Statement).

10.3
Buyer’s Indemnification. Upon the Closing, the Buyer shall agree (and, upon the delivery by Sellers to Buyer of the Assignment, Buyer shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless each Seller, its Affiliates, and its and their respective directors, partners, members, managers, officers, agents and employees (the “Sellers Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Sellers Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of the Buyer set forth in this Agreement or any certificate signed and delivered by the Buyer pursuant to Section 8.1.2; (b) any failure by the Buyer to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; and (c) any of the Assumed Obligations.

10.4
Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action, accompanied by a copy of all papers, if any, served with respect to the action or proceeding; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.5
Defense. If any such action is brought against an indemnified party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified party. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume or diligently prosecute such defense, the expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement involves only the payment of money damages by the indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed and is being diligently prosecuted by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.6	Certain Limitations on Indemnity Obligations.

10.6.1
No claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a) shall be made hereunder until such claim exceeds an amount equal to Fifty Thousand Dollars ($50,000.00) (each an “Individual Claim”). In addition, no claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a) shall be made hereunder until the total of all Individual Claims exceeds One Million Dollars ($1,000,000.00) (the “Basket”). If the

total amount of all of the Buyer’s or the Buyer Indemnified Parties’ Individual Claims exceeds the Basket, then the Sellers’ obligations under Section 10.2(a) shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket. The limitations in this Section 10.6.1 shall not apply to any claims for breach of Sections 3.1, 3.14 or 3.15 and the first sentence of Section 3.5.

10.6.2
In no event will the Sellers’ aggregate liability under Section 10.2(a) exceed twenty percent (20%) of the unadjusted Purchase Price. The limitation in this Section 10.6.2 shall not apply to any claims for breach of Sections 3.1, 3.14 or 3.15 and the first sentence of Section 3.5.

10.6.3	The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies.

10.6.4
Notwithstanding anything stated herein to the contrary: (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price under the terms of this Agreement; and (b) the Sellers will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter (including any breach of a representation or warranty under Section 3) which constitutes a Title Defect or an Environmental Defect. Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to the terms of this Section 10, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.6 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.6.

10.6.5
Notwithstanding anything else to the contrary herein, the Parties agree that (a) adjustments to the Purchase Price as provided for in Section 2 are not subject to the terms of this Section 10; and (b) the special warranty of title in the Assignment is not subject to the terms of this Section 10, provided, however, the Parties specifically agree that the Buyer will not have any right to pursue a claim under the special warranty of title in the Assignment with respect to any matters which existed on or before the Effective Time that were either raised by the Buyer as a Title Defect under Section 2.1 of this Agreement or deemed waived pursuant to Section 2.1.

10.6.6	EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW,

AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 10.2 OR 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

11.
Preservation of Books and Records. For a period of five (5) years after the Closing Date, the Buyer will, using procedures consistent with its current record retention procedures, preserve and retain all books and records that relate to the Properties including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Properties prior to the Closing Date. The Buyer agrees to make such books and records available to the Sellers and their agents upon reasonable notice and at reasonable times.

12.	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

12.1
Right to Terminate. Subject to Section 12.2, this Agreement may be terminated (except for the provisions referenced in Section 12.2) at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following: (a) by mutual consent of the Sellers and the Buyer; (b) by the Buyer, if any Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 6 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Sellers shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1(b) shall not become effective unless the Sellers fails to cure such breach prior to the end of such ten (10) day period; (c) by the Sellers if the Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 7 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1(c) shall not become effective unless the Buyer fails to cure such breach prior to the end of such ten (10) day period; or (d) by the Sellers or the Buyer if the Closing shall not have occurred on or before June

30, 2013, provided, that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement.

12.2
Effect of Termination. In the event of termination, written notice thereof will be given to the other Party or Parties specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 13, on the termination of this Agreement the Deposit will be refunded to the Buyer. If this Agreement is terminated in accordance with Section 12.1, the provisions contained in this Section 12 and in Sections 8.5, 9, 13, 14, 15.1, 15.2, 15.5 through 15.18 and such defined terms in Section 1 as may be required to give meaning to such sections, shall survive such termination of this Agreement. No termination of this Agreement under Section 12.1 shall relieve any Party of liability for breach of this Agreement arising prior to such termination, except that notwithstanding anything to the contrary, the Sellers’ sole remedy for Buyer’s breach of this Agreement shall be the retention of the Deposit pursuant to Section 13.

13.
Default. If any Party fails to perform any material obligation contained in this Agreement that is to be performed at or prior to Closing, and Closing has not yet occurred, the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If such a material default by a Seller has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 12.1(d) above and each of the conditions contained in Section 7 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is to occur at the Closing, and conditions not satisfied as a consequence of acts or omissions of any Seller or its Affiliates), the Buyer will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance or termination of this Agreement pursuant to Section 12. If such a material default by the Buyer has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 12.1(d) above and each of the conditions contained in Section 6 has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is to occur at the Closing, and conditions not satisfied as a consequence of acts or omissions of the Buyer or its Affiliates), the Sellers will be entitled to retain the Deposit as liquidated damages in lieu of all other damages (and as the Sellers’ sole remedy in such event, other than termination of this Agreement). The Parties hereby acknowledge that the extent of damages to the Sellers occasioned by such failure or refusal by the Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances. In the event that this Agreement is terminated by the Sellers pursuant to subparts (c) or (d) of Section 12.1 of this Agreement or the Sellers are otherwise entitled retain the Deposit as provided in this Section 13, the Buyer shall have five (5) Business Days from the date that CELLC notifies Buyer it will retain the Deposit to deliver a written notice (the “Termination Settlement Notice”) to CELLC notifying CELLC of the Buyer’s intent to complete the transactions contemplated by the Settlement Agreement for the Settlement Price and the retention by the Sellers of the Deposit as provided in this Section. If the Buyer delivers the Termination Settlement Notice in accordance with this Agreement, the Buyer and CELLC hereby agree to complete the transaction contemplated by the Settlement Agreement and that $3,177,575.00 of the Deposit shall be applied as a credit towards the Settlement Price as contemplated by the Settlement Agreement. The Buyer and the Sellers hereby acknowledge and agree that as a condition to the consummation of the Settlement Agreement as provided herein, the Sellers will retain the remainder of the Deposit as liquidated damages so that the Sellers will receive the Settlement Price plus liquidated damages of $4,247,139.00 as provided in this Section 13 for the Buyer’s failure to consummate the Closing under this Agreement.

14.
Arbitration. Except with respect to disputes involving Title Defects, Environmental Defects, or any cure relating thereto or any Title Benefits, Final Statement matters or other matters to be resolved by the Consultants or Accounting Referee, which will be resolved as provided in Sections 2.1.11 or 2.8, any and all Arbitrable Disputes must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 14 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 14 shall control the rights and obligations of the Parties.

14.1
Consolidation. If there is more than one (1) Arbitrable Dispute that involves the same facts and Parties as the facts and Parties with respect to which arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement; provided that disputes regarding Title Defects, Environmental Defects or any cure relating thereto or any Title Benefits or Final Statement matters shall not be consolidated with an Arbitrable Dispute under this Section 14.

14.2
Initiation; Selection. Arbitration may be initiated by a Party or Parties (“Claimant”) serving written notice on the other Party or Parties (“Respondent”) that the Claimant has referred the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. The Sellers, to the extent more than one of them is a party to such Arbitrable Dispute whether as Claimant or Respondent, will be treated as one “Party” for purposes of appointing a Party appointed arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of or performed material work for the Parties or any of their Affiliates or the Chesapeake Oilfield Services Group within the preceding five (5) year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the arbitrators in the process of resolving such dispute. Arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven (7) years experience as a lawyer in the energy industry with experience in exploration and production issues. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. If either the Respondent fails to name its Party-appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from the date the second arbitrator has been appointed, then the missing arbitrator(s) shall be selected by the AAA with due regard given to the selection criteria above and input from the Parties and other arbitrators. The Parties acknowledge that each Party may have confidential communications with its Party-appointed arbitrator concerning that arbitrator’s selection. The AAA shall select the missing arbitrator(s) not later than ninety (90) days from initiation of arbitration. Due regard shall be given to the selection criteria above and input from the Parties and other arbitrators.

14.3	Expenses. Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

14.4
Procedure. The arbitration shall proceed under the AAA Rules and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et. seq. The arbitrators may, in their discretion, limit or expand discovery in any arbitration proceeding. The Parties expressly covenant and agree to be bound by the decision of the arbitrators as a final determination of the matter in dispute, and a judgment thereon may be entered in any court of competent jurisdiction. In rendering the award the arbitrators shall abide by (a) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (b) the law of the State of Texas. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. The arbitrators may award equitable relief, such as specific performance, as well as monetary damages for any Party’s breach of such Party’s obligations under this Agreement, but in no event may the arbitrators award indirect, consequential, exemplary or punitive damages or damages for lost profits. The hearing shall be conducted in Oklahoma City, Oklahoma and commence within sixty (60) days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by Claimant and Respondent within twenty (20) Business Days after the selection of the third arbitrator, stating such Party’s proposed resolution of the dispute. The Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes and render a final award on or before thirty (30) days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award.

14.5	Limitations. All statutes of limitations and defenses based upon passage of time applicable to an Arbitrable Dispute (including any counterclaim or setoff) shall be interrupted solely with respect to the matters that are the subject of such Arbitrable Dispute by the initiating of the dispute resolution process pursuant to this Section 14 and suspended while any of the dispute resolution processes described in this Section 14 is pending. The terms hereof shall not create or limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims.

14.6
Enforcement; Remedies. Notwithstanding any other provision of this Agreement, a Party may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators and in no event for longer than ninety (90) days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

14.7
Award of Fees. In any action under this Agreement, the prevailing Party (or other indemnified Person) shall be entitled to recover arbitration and court costs and attorneys’ fees in addition to any other relief to which such Party or Person is entitled.

15.	Miscellaneous. It is further agreed as follows:

15.1	Time. Time is of the essence in this Agreement.

15.2
Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Sellers:	c/o Chesapeake Exploration, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Douglas J. Jacobson Telephone: (405) 935-9233 Facsimile: (405) 849-9233 Email: doug.jacobson@chk.com
With a copy to:	Arcadia Resources, L.P. 809 Northwest 57th Street Oklahoma City, Oklahoma 73118 Attention: Mr. Scott R. Mueller Telephone: (405) 935-3230 Facsimile: (405) 849-4765 Email: scott.mueller@arcadia-resources.com
With a copy to:	Commercial Law Group, P.C. 5520 North Francis Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Ray Lees Telephone: (405) 254-5725 Facsimile: (405) 232-5553 Email: rlees@clgroup.org
To the Buyer:	Gastar Exploration U.S.A., Inc. 1331 Lamar, Suite 650 Houston, Texas 77010 Attention: J. Russell Porter Telephone: 713-739-1800 Facsimile: 713-739-0458 Email: rporter@gastar.com
With a copy to:	Vinson & Elkins LLP 1001 Fannin St. 2500 Houston, Texas 77002 Attention: John B. Connally Telephone: 713-758-3316 Facsimile: 713-615-5333 Email: jconnally@velaw.com
Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

15.3
Representations and Warranties. The respective representations and warranties of each Seller contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) (other than the representations and warranties (i) in Sections 3.1, 3.14, 4.1 and 4.4 which shall survive indefinitely and (ii) the first sentence of Section 3.5, which shall survive for the applicable statute of limitations) will survive the Closing Date for a period of twelve (12) months and shall thereafter be of no further force or effect (the “Expiration Date”); provided, however, any representation or warranty as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved. The special warranty of title set forth in the Assignment will survive the Closing Date for a period of three

(3) years and shall thereafter be of no further force or effect except that any claim under such special warranty of title which has been asserted prior to the end of such three (3) year period shall survive until such claim with respect thereto is resolved. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) and the special warranty of title is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto or with respect to such special warranty of title.

15.4
Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

15.5
No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement.

15.6
Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

15.7
Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

15.8
Entire Agreement. This Agreement, the Settlement Agreement, the Confidentiality Agreement, the Assignment and the other documents contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

15.9
Assignment. Except as contemplated in Section 15.19, it is agreed that no Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Parties to this Agreement, and no such assignment under Section 15.19 or to an Affiliate shall be deemed to have released the assigning Party from any of its obligations under this Agreement.

15.10
Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

15.11
Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

15.12
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

15.13
Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

15.14
Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

15.15
JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.16
WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF THE BUYER AND THE SELLERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR

ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY THIRD PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.

15.17
Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

15.18
Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by the Sellers that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of the Sellers. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

15.19
Possible Exchange. Each of the Sellers reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to §1031 of the Internal Revenue Code of 1986, as amended, and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, each Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37).

In addition, should a Seller choose to structure the transaction provided under the terms of this Agreement as a non-simultaneous like-kind exchange, the Buyer agrees to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind-exchange

15.20
Sellers’ Representative. ARLP, JRLLC and LRLLC (the “Co-Owners”) each hereby irrevocably appoints CELLC the agent and attorney-in-fact of the Co-Owners for the purposes of acting in the name and stead of the Co-Owners in: (a) giving and receiving all notices permitted or required by this Agreement and acting on behalf of the Co-Owners for all purposes under this Agreement; (b) dealing with the Buyer in connection with all adjustments under Section 2 including, without limitation, all Title Defects, Environmental Defects and cures relating thereto and all Title Benefits, Gas Imbalances, Casualties and accounting adjustments; (c) acting on the Co-Owners’ behalf under any other covenant, agreement or provision of this Agreement; (d) agreeing with the Buyer as to any amendments to this Agreement which CELLC may deem necessary or advisable, including but not limited to the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (e) employing legal counsel; (f) paying any legal and any other fees and expenses incurred in consummating the transactions contemplated by this Agreement; and (g) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which CELLC, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if the Co-Owners were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Co-Owners or by operation of law, whether by the incapacity of the Co-Owners or by the occurrence of any other event.

15.21	Sharing of Certain Financial Information Subsequent to Closing.

15.21.1
After the signing of this Agreement, CELLC shall give the Buyer (and/or any of its Affiliates) and its (and/or their, as applicable) representatives reasonable access during normal business hours to those Financial Records (as hereinafter defined) necessary for the Buyer’s or its respective Affiliate’s preparation of financial statements and other financial data relating to the Properties that may be required to be included in any current or future filing by the Buyer (and/or any of its Affiliates) with the Securities and Exchange Commission or other Governmental Authority (collectively, the “Financial Statements”). The Financial Statements data shall be prepared and audited or reviewed at the sole cost and expense of the Buyer (it being understood that the Buyer shall not be required to reimburse

Sellers for any allocated general and administrative costs or reasonable time of officers and employees and related incidental expenses in complying with the covenants set forth in this Section 15.21). If requested in writing, CELLC shall execute and deliver to the external independent accounting firm that audits, reviews or assists the Buyer or its respective Affiliate in the preparation of the Financial Statements or such other independent accounting firm designated by Buyer to provide such procedures (the “Audit Firm”), such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Public Company Accounting Oversight Board (PCAOB) AU Section 722 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls. As used in this Section 15.21, the term “Financial Records” means all ledgers, books, records, data, files, and accounting and financial records (regardless of physical or electronic form) in the possession of CELLC and its Affiliates, in each case, solely to the extent related to the Properties; provided, however, “Financial Records” does not include any records or information (a) that CELLC considers to be confidential and proprietary, or (b) that may be protected by an attorney-client privilege, or (c) that cannot be disclosed to Buyer or its representatives as a result of confidentiality arrangements under agreements with third parties.

15.21.2
The obligations of CELLC under this Section 15.21 shall expire ninety (90) days after the close of the third full fiscal year of CELLC following the Closing Date unless a request with respect to Financial Statements has been made prior to such time, in which event the obligations of CELLC shall continue until the preparation of such Financial Statements has been completed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Sellers have executed this Agreement effective as of the Execution Date.

Sellers:

CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company

By:     /s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

ARCADIA RESOURCES, L.P., an Oklahoma limited partnership

By:     /s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company

By:     /s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

LARCHMONT RESOURCES, L.L.C., an Oklahoma limited liability company

By:     /s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

SELLERS SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer has executed this Agreement effective as of the Execution Date.

Buyer:

GASTAR EXPLORATION USA, INC., a Delaware corporation

By:     /s/ J. Russell Porter
Name:      J. Russell Porter
Title:      President & CEO

BUYER SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT